Exhibit (4.9 b)

AMENDMENT NO. 2 TO THE SECURITY AGREEMENT

This AMENDMENT NO. 2 TO THE SECURITY AGREEMENT, dated as of March 5, 2010 (this “Amendment”), is entered into by EASTMAN KODAK COMPANY, a New Jersey corporation (the “Company”), and each direct or indirect subsidiary of the Company listed on the signature pages hereof (the Company and such subsidiaries, collectively, the “Grantors”, and each, individually, a “Grantor”), and CITICORP USA, INC., as Agent (in such capacity, together with its successors and assigns from time to time, the “Agent”) for the Secured Parties, and is made with reference to that certain Security Agreement, dated as of October 18, 2005 and amended and restated as of March 31, 2009 and amended by Amendment No. 1 to the Security Agreement, dated as of January 27, 2010 (as further amended, amended and restated, supplemented or otherwise modified through the date hereof, the “Security Agreement”), among the Company, the other Grantors party thereto and the Agent.  Capitalized terms used herein without definition shall have the same meanings herein as set forth in the Security Agreement after giving effect to this Amendment.

RECITALS

WHEREAS, the Company and the other Grantors have requested that the Agent agree to amend certain provisions of the Security Agreement as provided for herein; and

WHEREAS, the Agent is willing to amend the Security Agreement on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto agree as follows:

SECTION 1.                      Amendment to Security Agreement.  Effective as of the Amendment Effective Date (as defined below), the Security Agreement is hereby amended as follows:

(a) The second Preliminary Statement of the Security Agreement is amended by amending and restating the first parenthetical therein as follows:

“(such shares of stock or other equity interests, for so long as the issuer thereof is a Material Subsidiary, the “Initial Pledged Equity”)”.

(b) The first paragraph of Section 1 of the Security Agreement is amended by (i) adding “, or indebtedness of,” after the words “other equity interest in” in the first proviso thereto and (ii) replacing the words “Equity Interests” with “equity interests” in clause (A) of the second proviso thereto.

(c) Section 1(d)(iii) of the Security Agreement is amended and restated as follows:

“(iii)           all additional shares of stock and other equity interests from time to time acquired by such Grantor in any manner of (X) the issuers of the Initial Pledged Equity and (Y) each direct Subsidiary of the Borrower that, for the most recently completed fiscal year of the Borrower for which audited financial statements are available, either (A) has, together with its Subsidiaries, assets that exceed 5% of the total assets shown on the Consolidated statement of financial condition of the Borrower as of the last day of such period or (B) has, together with its Subsidiaries, net sales that exceed 5% of the

Consolidated net sales of the Borrower for such period (each, for purposes of this Agreement, a “Material Subsidiary”), provided that not more than 65% of the voting equity in any CFC shall be subject to the pledge hereunder (such shares and other equity interests, together with the Initial Pledged Equity, being the “Pledged Equity”), and the certificates, if any, representing such additional shares or other equity interests, and all dividends, distributions, return of capital, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such shares or other equity interests and all warrants, rights or options issued thereon or with respect thereto;”

(d) Section 1(d)(vi) is amended by adding “)” immediately following the words “excluded from the Pledged Equity”.

(e) Section 1(i) of the Security Agreement is amended by replacing the reference to clause “(g)” therein with clause “(h)”.

(f) Section 15(a) of the Security Agreement is amended and restated as follows:

“(a)  Each Grantor agrees that it will not (i) sell, assign or otherwise dispose of, or grant any option with respect to, any of the Collateral, other than sales, assignments and other dispositions of Collateral, and options relating to Collateral, permitted under the terms of the Credit Agreement or (ii) create or suffer to exist any Lien upon or with respect to any of the Collateral of such Grantor except for the pledge, assignment and security interest created under this Agreement and Liens permitted under the Credit Agreement.”

(g) Section 24(a) of the Security Agreement is amended by inserting the words “in such Collateral or in the shares of stock or equity interests (including, without limitation, any Initial Pledged Equity) of such Subsidiary that has ceased to be a Material Subsidiary” immediately after the words “the security interests granted under this Agreement by such Grantor”.

(h) The first sentence of Section 24(b) of the Security Agreement is amended and restated as follows:

“(b)           The pledge and security interest granted hereby will be terminated as set forth in Section 9.14(b) of the Credit Agreement and upon such termination all rights to the Collateral shall revert to the applicable Grantor and the Agent will promptly deliver to the applicable Grantors all certificates representing any Pledged Equity or Pledged Debt, Receivables or other Collateral.”.

SECTION 2.  Conditions to Effectiveness.  This Amendment shall become effective as of the date hereof only upon the satisfaction or waiver by the Agent of all of the following conditions precedent (the “Amendment Effective Date”):

(a) Execution.  The Agent shall have received counterparts of this Amendment duly executed and delivered by the Company, each other Grantor and the Agent.

(b) Payment of Fees and Expenses.  The Grantors shall have paid to the Agent all reasonable costs and expenses owing to the Agent as of such date (including the reasonable fees and expenses of Shearman & Sterling LLP) required to be reimbursed or paid by the Grantors

(c) pursuant to the Loan Documents.

(d) Representations and Warranties.  Each of the representations and warranties in Section 3 below shall be true and correct in all material respects.

SECTION 3.  Representations and Warranties.  In order to induce the Agent to enter into this Amendment and to amend the Security Agreement in the manner provided herein, each Grantor represents and warrants to the Agent that the following statements are true and correct in all material respects:

(a) Corporate Power and Authority.  Each Grantor has all requisite power and authority to enter into this Amendment and to carry out the transactions contemplated by, and perform its obligations under, this Amendment and under the Security Agreement as amended by this Amendment (the “Amended Agreement”).

(b) Authorization; No Conflict.  The execution and delivery of this Amendment and the performance by each Grantor of its obligations under this Amendment and under the Amended Agreement have been duly authorized by all necessary corporate, partnership or other applicable entity action on its part (including, without limitation, any required shareholder approvals), and do not and will not conflict with, or result in a breach of, or require any consent under, the charter or by-laws or other constitutive document of any Grantor, or any applicable law or regulation, or any order, writ, injunction or decree of any federal, state, foreign or other governmental authority or regulatory body, or any agreement or instrument to which any Grantor or any of its subsidiaries is a party or by which any of them or any of their property is bound or to which any of them is subject, or constitute a default under any such agreement or instrument, or (except for Liens created pursuant to the Collateral Documents) result in the creation or imposition of any Lien upon any property of any Grantor or any of its subsidiaries pursuant to the terms of any such agreement or instrument.

(c) Governmental Consents.  No authorizations, approvals or consents of, and except for filings and recordings in respect of the Liens created pursuant to the Collateral Documents and as otherwise provided in Section 4 of the Security Agreement, no filings or registrations with, any federal, state, foreign or other governmental authority or regulatory body, or any securities exchange or other third party, are necessary for the execution or delivery by any Grantor of this Amendment, or the performance by any Grantor of this Amendment or the Amended Agreement or for the legality, validity or enforceability hereof or thereof.

(d) Binding Effect.  This Amendment has been duly and validly executed and delivered by each Grantor.  Each of this Amendment and the Amended Agreement constitutes a legal, valid and binding obligation of each Grantor, enforceable against each Grantor in accordance with its terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or similar laws of general applicability affecting the enforcement of creditors’ rights and (b) the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(e) Absence of Default.  No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Amendment or the Amended Agreement.

SECTION 4.  Miscellaneous.

Reference to and Effect on the Security Agreement and the Loan Documents.

(i)           On and after the Amendment Effective Date, each reference in the Security Agreement to “this Agreement”, “hereunder”, “hereof”, “herein” or words of like import referring to the Security Agreement, and each reference in the other Loan Documents to the “Security Agreement”, “thereunder”, “thereof” or words of like import referring to the Security Agreement shall mean and be a reference to the Amended Agreement.

(ii)           Except as specifically amended by this Amendment, the Security Agreement and the other Loan Documents (including any exhibits, schedules and annexes thereto) shall remain in full force and effect and are hereby in all respects ratified and confirmed.  Without limiting the generality of the foregoing, the Collateral Documents and all of the Collateral described therein do and shall continue to secure the payment of all Obligations of the Loan Parties under the Loan Documents to the extent provided in the Collateral Documents.

(iii)           The execution, delivery and performance of this Amendment shall not constitute a waiver of any provision of, or operate as a waiver of any right, power or remedy of the Agent or any other Secured Party under, the Security Agreement or any of the other Loan Documents.

(a) Headings.  Section and subsection headings appearing herein are included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Amendment.

(b) Successors and Assigns.  This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

(c) Severability.  Any provision of this Amendment that is prohibited or unenforceable in any jurisdiction shall not invalidate the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

(d) Counterparts.  This Amendment may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.  Delivery of an executed counterpart of a signature page to this Amendment by telecopier or other electronic transmission shall be effective as delivery of an original executed counterpart of this Amendment.

(e) Governing Law.  This Amendment shall be governed by, and construed in accordance with, the laws of the State of New York.

(f) Loan Document.  This Amendment is a “Collateral Document” and a “Loan Document” under and as defined in the Credit Agreement and shall (unless otherwise expressly indicated herein) be construed, administered and applied in accordance with the terms and provisions thereof.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their respective officers thereunto duly authorized as of the day and year first above written.

EASTMAN KODAK COMPANY

By:  /s/ William G. Love
Name: William G. Love
Title: Treasurer

CREO MANUFACTURING AMERICA LLC

KODAK AVIATION LEASING LLC

By: /s/ William G. Love
Name: William G. Love
Title: Manager

EASTMAN GELATINE CORPORATION

EASTMAN KODAK INTERNATIONAL CAPITAL COMPANY, INC.

FAR EAST DEVELOPMENT LTD.

FPC INC.

KODAK (NEAR EAST), INC.

KODAK AMERICAS, LTD.

KODAK IMAGING NETWORK, INC.

KODAK PORTUGUESA LIMITED

KODAK REALTY, INC.

LASER EDIT, INC.

LASER-PACIFIC MEDIA CORPORATION

PACIFIC VIDEO, INC.

PAKON, INC.

QUALEX INC.

By: /s/ William G. Love
Name:  William G. Love
Title: Treasurer

KODAK PHILIPPINES, LTD.

NPEC INC.

By:  /s/ William G. Love
Name: William G. Love
Title: Assistant Treasurer

CITICORP USA, INC.,
as Agent

By:  /s/ Jeffrey Stern
Name: Jeffrey Stern
Title: Vice President